Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Appoints J. Kevin Buchi to its Board of Directors

Mountain View, California - January 3, 2013 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that J. Kevin Buchi has been appointed to its Board of Directors. Mr. Buchi has more than 30 years of pharmaceutical industry experience. Most recently, Mr. Buchi was Corporate Vice President, Global Branded Products at Teva Pharmaceutical Industries. Mr. Buchi served at Teva from October 2011 until May 2012.

“We are very pleased to welcome Kevin to our Board of Directors,” said Thomas B. King, President and CEO of Alexza Pharmaceuticals, Inc. “This will be a transitional year for us, as we move from a development-stage company to a commercial company with the launch of ADASUVE. Kevin brings a wealth of experience and expertise to our Board, particularly in product commercialization, partnering and overall corporate development. We look forward to his contributions to Alexza’s next phase.”

Mr. Buchi served as Chief Executive Officer of Cephalon, Inc. from December 2010 through its acquisition by Teva in October 2011. Mr. Buchi joined Cephalon in 1991 and held the positions of Chief Operating Officer and Chief Financial Officer before becoming its Chief Executive Officer. From January 2010 through December 2010 as Chief Operating Officer, he managed the company’s global sales and marketing functions, as well as product manufacturing, business development and investor relations. From 2006 through 2010, Mr. Buchi served as Chief Financial Officer. At various times in his career at Cephalon, Mr. Buchi had oversight of corporate finance, accounting, information systems, facilities, human resources and administration.

Mr. Buchi graduated from Cornell University with a B.A. in chemistry. He was a synthetic organic chemist for the Eastman Kodak Company before going on to obtain a Masters of Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

Mr. Buchi currently serves on the Board of Directors of Stemline Therapeutics and Forward Pharma A/S. Previously, Mr. Buchi served on the Board of Directors of Lorus Therapeutics (Canada), Encysive Pharmaceuticals, Celator Pharmaceuticals and Mesoblast Limited (Australia).

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions, including agitation, acute repetitive seizures and insomnia. Alexza’s products are based on the Staccato® system, a hand-held inhaler that is designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset with ease and convenience for patients.

ADASUVE® Staccato (loxapine) inhalation powder is Alexza’s first product approved by the U.S. Food and Drug Administration. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries. Alexza has filed the ADASUVE Marketing Authorization Application with the European Medicines Agency and recently received a positive opinion from the Committee for Medicinal Products for Human Use. The European Commission, which has the authority to grant marketing authorization for medicinal products in the EU, is expected to deliver its decision on the ADASUVE marketing authorization in the first quarter of 2013.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, including the full prescribing information and boxed warning, please visit www.adasuve.com. ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Alexza to effectively and profitably commercialize ADASUVE in the US, the impact and risks of the ADASUVE post-marketing studies and Risk Evaluation and Mitigation Strategy on the commercialization of ADASUVE in the US, the timing and prospects for regulatory approval to market ADASUVE in the EU, if approved for marketing in the EU, the ability for Alexza and Ferrer to effectively and profitably commercialize ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	BCC Partners
	President and CEO	Karen L. Bergman and Michelle Corral
	650.944.7634	650.575.1509 or 415.794.8662
	tking@alexza.com	kbergman@bccpartners.com or
mcorral@bccpartners.com